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                                                                     EXHIBIT 4.8


                          SUBSCRIPTION RIGHTS AGREEMENT


This SUBSCRIPTION RIGHTS AGREEMENT (the "Agreement") between J. Alexander's Corporation, a Tennessee corporation (the "Company"), and SunTrust Bank, Nashville, N.A., a national banking association, (the "Subscription Agent") is dated as of April 29, 1999 and is effective as of the effective date of the Company's Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission on March 23, 1999 and the prospectus included therein (the "Prospectus").

                                    RECITALS

WHEREAS, the Company proposes to issue non-transferable Rights (the "Rights") entitling the holders thereof to purchase an aggregate of the number of shares of the Company's Common Stock, $.05 par value (the "Common Stock") set forth in the Prospectus (the "Shares"); and


WHEREAS, the Subscription Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, and exercise of the Rights;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

                                    AGREEMENT

1.       APPOINTMENT OF SUBSCRIPTION AGENT.
The Company hereby appoints the Subscription Agent to act as agent for the Company in accordance with the instructions hereinafter set forth; and the Subscription Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.


2.       AMOUNT ISSUED.
Subject to the provisions of this Agreement, the Company shall issue non-transferable Rights to purchase the number of shares of Common Stock set forth in the Prospectus. The Company shall deliver to holders of Common Stock as of the record date set forth in the Prospectus (the "Record Date") (the "Record Holders")1.0 Right for each share of Common Stock held of record on the Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Each Right shall entitle the holder thereof to purchase 0.2 share of Common Stock, rounding up any remaining fractional share to the nearest whole number of shares, at a price of $3.75 per share upon exercise of the Right as herein provided.

3.       FORM OF SUBSCRIPTION CERTIFICATES.

         (a) The Rights shall be evidenced by certificates (the "Subscription Certificates") to be delivered pursuant to this Agreement. The Subscription Certificates shall be in substantially the form set forth in Exhibit A hereto together with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange, any agreement between the Company and any holder of a Right (a "Rightholder"), or as may, consistently herewith, be determined by the officers executing such Subscription Certificates, as evidenced by their execution of such Subscription Certificates.




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         (b) Each record holder shall receive one (1) Subscription Certificate reflecting the total number of Rights the holder is entitled to exercise.

         (c) No Subscription Certificate may be divided in such a way as to permit the holder to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depositary, bank, trust company, and securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may by delivering a written request by 5:00 p.m., Central time, on a date which is fifteen (15) business days from the effective date of the Registration Statement, as hereinafter defined, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain Subscription Certificates for the number of Rights to which each such beneficial owner individually would have been entitled had each been a Record Holder. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's Rights will entitle such owner to purchase shares of Common Stock rounded up to the nearest whole share.

4.       EXECUTION OF SUBSCRIPTION CERTIFICATES.
Subscription Certificates shall be signed on behalf of the Company by its Chairman, President, a Vice President or its Treasurer and attested by its Secretary. Each such signature upon the Subscription Certificates may be in the form of a facsimile signature of the current or any future Chairman, President, Vice President, Treasurer or Secretary and may be imprinted or otherwise reproduced on the Subscription Certificates, and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman, President, Vice President, Treasurer or Secretary notwithstanding the fact that at the time the Subscription Certificates shall be delivered or disposed of, such person shall have ceased to hold such office.

If any officer of the Company who shall have signed any of the Subscription Certificates shall cease to be such officer before the Subscription Certificates so signed shall have been delivered by the Subscription Agent or disposed of by the Company, such Subscription Certificates nevertheless may be delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Subscription Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Subscription Certificate, shall be a proper officer of the Company to sign such Subscription Certificate, although at the date of the execution of this Agreement any such person was not such officer.

5.       REGISTRATION.
The Subscription Certificates shall be numbered and shall be registered in a register (the "Rights Register") to be maintained by the Subscription Agent. The Company and the Subscription Agent may deem and treat the registered holder of a Subscription Certificate as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise thereof or any distribution to the holder thereof and for all other

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purposes, and neither the Company nor the Subscription Agent shall be affected by any notice to the contrary.


6.       NO RIGHTS ISSUED TO A CERTAIN SHAREHOLDER.
Pursuant to a Stock Purchase and Standstill Agreement dated as of March 22, 1999, (the "Purchase Agreement") among the Company and Solidus, LLC ("Solidus"), Solidus has agreed that it will not exercise or acquire any of the Rights issued to it as a result of its purchase of 1,086,266 shares of Common Stock pursuant to the Purchase Agreement. Thus, no Subscription Certificate will be issued to Solidus with respect to these shares.

7.       DURATION AND EXERCISE OF RIGHTS; SUBSCRIPTION PRICE.
         (a) The Rights shall expire at (i) 5:00 p.m. Central Daylight Time (the "Close of Business") on the expiration date set forth in the Prospectus, subject to extension by up to 10 business days, in the sole discretion of the Company at any time prior to 5:00 p.m. on the expiration date set forth in the Prospectus, in a written statement to the Subscription Agent and with notice to registered Rightholders in the manner provided for in Section 15 (such date of expiration being hereinafter referred to as the "Expiration Date"). At such time as the Rights become exercisable, and thereafter until the Close of Business on the Expiration Date, the Rights may be exercised on any business day. After the Close of Business on the Expiration Date, the Rights will become void and of no value.


         (b) Subject to the provisions of this Agreement, each Right shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder of a Right) 0.2 fully paid and nonassessable Share at the price of $3.75 (U.S.) per share (the "Subscription Price") (the "Basic Subscription Right").

         (c) A Rightholder shall exercise such holder's Rights to purchase Shares by depositing with the Subscription Agent at its offices maintained in Nashville, Tennessee (or at such other offices or agencies as may be designated by the Agent for the purpose of exercising the Rights (a "Subscription Agent Office"), the Subscription Certificate evidencing such Right duly completed and signed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed if required in the manner described in Section 7(d) hereof, and paying to the Subscription Agent, in lawful money of the United States of America by wire transfer, check or bank draft drawn upon a United States bank or a postal, telegraphic or express money order, an amount equal to the Subscription Price multiplied by the number of Shares in respect of which the Rights are being exercised. Once a Rightholder submits a Subscription Certificate to exercise a Right, that exercise may not be revoked.

         (d) If a Rightholder wishes to exercise its Rights, but time will not permit such holder to cause both (i) payment in full for each Share to be purchased and (ii) the Subscription Certificate evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:


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                  (i) the Subscription Agent receives, on or prior to the
                  Expiration Date, a guarantee notice ("Notice of Guaranteed Delivery") substantially in the form provided with the Subscription Certificate, and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rightholder, the number of Rights represented by the Subscription Certificate held by such exercising Rightholder, and the number of Shares being subscribed for pursuant to the Basic Subscription Right. The Notice of Guaranteed Delivery must guarantee the delivery to the Subscription Agent of (a) payment in full for each Share to be purchased pursuant to the Basic Subscription Right at a price of $3.75 per Share, and
                  (b) any Subscription Certificate evidencing such Rights within three (3) New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

                  (ii) payment in full for each Share to be purchased pursuant to the Basic Subscription Right and the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signatures guaranteed, are both received by the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the manner set forth in Section 20 hereof.

         Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered directly to the record holder of such Rights at the address of record, or (ii) is submitted for the account of a member firm of a registered national securities exchange or a member of the NASD, or a commercial bank or trust company being an office or correspondent in the United States, signatures on such Subscription Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings institutions.


         (e) Except where this Agreement provides otherwise, upon such surrender of a Subscription Certificate and payment of the Subscription Price, and as soon as practicable after the Expiration Date (if the offering of Rights is not withdrawn by the Company), the Subscription Agent shall instruct SunTrust Bank, Atlanta, N.A., the Company's transfer agent (the "Transfer Agent"), to requisition for issuance and delivery to the registered holder of such Subscription Certificate and in the name of the registered holder, or the beneficial owner in the case of an exercise through a broker or nominee, as the registered holder may designate, a certificate or certificates for the Share or Shares issuable upon the exercise of the Basic Subscription


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         Right evidenced by such Subscription Certificate. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such Share or Shares as of the Expiration Date.

         The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check,
         (ii) receipt by the Subscription Agent of any wire transfer, certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, or (iii) receipt of actual funds pursuant to any Notice of Guaranteed Delivery.


         (f) Daily, during the period of the rights offering until the Expiration Date, the Subscription Agent shall report to the Company by telephone or telecopier by 4:00 p.m. (Central Time), confirmed by letter, data regarding Rights exercised, the total number of shares subscribed for, and payments received therefor, and within 2 business days following the Expiration Date, pay or deliver to the Company all moneys and other consideration received by it upon the purchase of Shares through the exercise of the Basic Subscription Rights.

         (g) The Subscription Agent shall, upon the written direction of the Company, invest the proceeds received by the Subscription Agent upon the exercise of the Basic Subscription Rights in direct obligations of the United States of America or obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, certificates of deposit issued by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000), commercial paper rated A-1 or better by Standard & Poor's corporation or P-1 or better by Moody's Investors Services, Inc., or the Pegasus Treasury Money Market Fund. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Company.

         (h) If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all shares of Common Stock stated to be subscribed for, the Rightholder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rightholder. If the payment delivered by the Rightholder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate delivered by such Rightholder, the payment will be applied, until the Basic Subscription Right is depleted, to subscribe for shares of Common Stock. Any excess payment remaining after the foregoing allocation will be returned to the Rightholder as soon as practicable by mail, without interest or deduction.

8.       WITHDRAWAL OF RIGHTS OFFERING.
The Company may withdraw the offering of Rights at any time prior to or on the Expiration Date for any reason. Upon written notice of withdrawal by the Company to the Subscription Agent, the Subscription Agent shall cancel all Subscription Certificates, and any funds received from Rightholders for the exercise of their Rights shall be returned to the Rightholders as soon as practicable by mail, without interest or penalty.


9.       PAYMENT OF TAXES.
The Company will pay all documentary stamp taxes attributable to the initial issuance of Rights and of Shares upon the exercise of Rights; provided, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Subscription Certificates or any certificates for Shares in a name other than the registered holder of a Subscription Certificate surrendered upon the exercise of a Right, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established



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to the satisfaction of the Company that such tax has been paid or adequate provision has been made for the payment thereof.

10.      MUTILATED OR MISSING SUBSCRIPTION CERTIFICATES.
If any of the Subscription Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, and the Subscription Agent shall deliver, in exchange and substitution for and upon cancellation of the mutilated Subscription Certificate, or in lieu of and substitution for the Subscription Certificate lost, stolen or destroyed, a new Subscription Certificate of like tenor and representing an equivalent number of Rights, but only upon receipt of evidence satisfactory to the Company and the Subscription Agent of such loss, theft or destruction of such Subscription Certificate and indemnity or bond, if requested, also satisfactory to them. Applicants for such substitute Subscription Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Subscription Agent may prescribe.


11.      RESERVATION OF SHARES.
For the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Rights, the Company will at all times through the Close of Business on the Expiration Date, reserve and keep available, free from preemptive rights and out of its aggregate authorized but unissued shares of Common Stock, the number of Shares deliverable upon the exercise of all outstanding Rights (excluding the Rights accompanying 1,086,266 Shares issued to Solidus pursuant to the Purchase Agreement), and the Company will authorize and direct the Transfer Agent at all times to reserve such number of authorized and unissued shares of Common Stock as shall be required for such purpose.

Before taking any action that would cause an adjustment pursuant to Section 13(b) reducing the Subscription Price below the then par value (if any) of the Shares issuable upon exercise of the Rights, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at the Subscription Price as so adjusted.

The Company covenants that all Shares issued upon exercise of the Rights will, upon issuance in accordance with the terms of this Agreement, be fully paid and nonassessable and free from all liens, charges and security interests created by or imposed upon the Company with respect to the issuance thereof.

12.      REGISTRATION OF SHARES.
The Company has filed with the SEC a Registration Statement on Form S-3 including the Prospectus which has been or will be declared effective. The Company will use its best efforts to keep the Registration Statement continuously effective from the date hereof through the Close of Business ten
(10) business days following the Expiration Date. So long as any unexpired
Rights



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remain outstanding, the Company will take all necessary action to obtain and keep effective any and all permits, consents and approvals of government agencies and authorities and to make filings under federal and state securities acts and laws, which may be or become necessary in connection with the issuance and delivery of the Subscription Certificates, the exercise of the Rights and the issuance, sale and delivery of the Shares issued upon exercise of Rights.

13. ADJUSTMENT OF SUBSCRIPTION PRICE AND NUMBER OF SHARES PURCHASABLE OR NUMBER OF RIGHTS.
         (a) Except as provided in subsection (b) below, the Subscription Price and the number of Shares to be purchased upon the exercise of each Right shall not be adjusted during the term of the offering of the Rights or upon exercise of any Right or Rights.

         (b) If the Company shall (i) pay a dividend on its shares of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) reclassify the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of Shares to be purchased upon exercise of each Right immediately prior thereto shall be adjusted so that the holder of each Right shall be entitled upon exercise to receive the kind and number of Shares or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Right been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this subparagraph (b) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. In addition, in the event of any reclassification of the Common Stock, references in this Agreement to Common Stock shall thereafter be deemed to refer to the securities into which the Common Stock shall have been reclassified.

         (c) In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety or the Company is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Subscription Agent an agreement, in form and substance substantially equivalent to this Agreement, that each holder of a Subscription Certificate shall have the right thereafter, subject to terms and conditions substantially equivalent to those contained in this Agreement, upon payment of the Subscription Price in effect immediately prior to such action to purchase upon exercise of each Right the kind and amount of shares and other securities and property which such holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Right been exercised immediately prior to such action. The Company shall mail by first-class mail, postage prepaid, to each registered holder of a Right, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which


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         shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 13. The provisions of this subparagraph
         (c) shall similarly apply to successive consolidations, mergers, sales or conveyances. The Subscription Agent shall be under no duty or responsibility to determine the correctness of any provisions contained in any such agreement relating either to the kind or amount of shares of stock or other securities or property receivable upon exercise of Rights or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement.

14.      FRACTIONAL RIGHTS AND FRACTIONAL SHARES.
The Company shall issue 1.0 Right for each share of Common Stock held by a Record Holder on the Record Date. The Company shall not distribute fractional Rights or Subscription Certificates that evidence fractional Rights or are exercisable for the purchase of fractional shares. The number of Rights to be distributed to each Record Holder will be rounded up to the nearest whole number. Each Right will be exercisable for 0.2 share of Common Stock, rounding up any remaining fractional share to the nearest whole number of shares.

15.      NOTICES TO RIGHTHOLDERS.
         If, prior to the Expiration Date:

         (a) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend declared in the ordinary course) to the holders of its shares of Common Stock, or

         (b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible or exchangeable into shares of Common Stock or any right to subscribe for or purchase Common Stock, or

         (c) there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety),

         (d) then the Company shall (i) cause written notice of such event to be filed with the Subscription Agent and shall cause written notice of such event to be given to each of the registered holders of the Subscription Certificates at such holder's address appearing on the Rights Register, by first-class mail, postage prepaid, and (ii) make a public announcement in a daily morning English language newspaper of general circulation, of such event, such giving of notice and publication to be completed at least ten (10) calendar days (or twenty
         (20) calendar days in any case specified in clause (c) above) prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer



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         books, as the case may be. The failure to give the notice required by this Section 15 or any defect therein shall not affect the legality or validity of any dividend, distribution, right, option, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

16.      MERGER, CONSOLIDATION OR CHANGE OF NAME OF SUBSCRIPTION AGENT.
Any corporation into which the Subscription Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Subscription Agent shall be a party, or any corporation succeeding to the shareholder services business of the Subscription Agent, shall be the successor to the Subscription Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Subscription Agent under the provisions of Section 18.

17.      SUBSCRIPTION AGENT.
The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Subscription Certificates, by their acceptance thereof, shall be bound:

         (a) The Subscription Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Subscription Certificates to be complied with by the Company nor shall it at any time be under any duty or responsibility to any holder of a Right to make or cause to be made any adjustment in the Subscription Price or in the number of Shares issuable upon exercise of any Subscription (except as instructed by the Company)


         (b) The Company agrees to indemnify the Subscription Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, costs and reasonable counsel fees and expenses, for anything done or omitted by the Subscription Agent arising out of or in connection with this Agreement except as a result of its gross negligence or bad faith.


         (c) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Subscription Agent for the carrying out or performing the provisions of this Agreement.


         (d) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from Lonnie J. Stout II, President and Chief Executive Officer; Mark
         A. Parkey, Vice President; and R. Gregory Lewis, Vice-President, Chief Financial Officer and Secretary, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or in good faith




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         reliance upon any statement signed by any one of such officers of the
         Company with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.


18.      CHANGE OF SUBSCRIPTION AGENT.
If the Subscription Agent shall resign (such resignation to become effective not earlier than sixty (60) days after the giving of written notice thereof to the Company and the registered holders of Subscription Certificates) or shall become incapable of acting as Subscription Agent or if the Board of Directors of the Company shall by resolution remove the Subscription Agent (such removal to become effective not earlier than thirty (30) days after the filing of a certified copy of such resolution with the Subscription Agent and the giving of written notice of such removal to the registered holders of Subscription Certificates), the Company shall appoint a successor to the Subscription Agent. If the Company shall fail to make such appointment within a period of thirty
(30) days after such removal or after it has been so notified in writing of such resignation or incapacity by the Subscription Agent or by the registered holder of a Subscription Certificate (in the case of incapacity), then either the Subscription Agent or the registered holder of any Subscription Certificate may apply to any court of competent jurisdiction for the appointment of a successor to the Subscription Agent. Pending appointment of a successor to the Subscription Agent, either by the Company or by such a court, the duties of the Subscription Agent shall be carried out by the Company. Any successor Subscription Agent, whether appointed by the Company or by such a court, shall be a bank or trust company, in good standing, incorporated under the laws of any state or of the United States of America. As soon as practicable after appointment of the successor Subscription Agent, the Company shall cause written notice of the change in the Subscription Agent to be given to each of the registered holders of the Subscription Certificates at such holder's address appearing on the Rights Register. After appointment, the successor Subscription Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Subscription Agent without further act or deed. The former Subscription Agent shall deliver and transfer to the successor Subscription Agent any property at the time held by it hereunder and execute and deliver, at the expense of the Company, any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 18 or any defect therein, shall not affect the legality or validity of the removal of the Subscription Agent or the appointment of a successor Subscription Agent, as the case may be.


19.      RIGHTHOLDER NOT DEEMED A STOCKHOLDER.
Nothing contained in this Agreement or in any of the Subscription Certificates shall be construed as conferring upon the holders thereof the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.



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20.      NOTICES TO COMPANY AND SUBSCRIPTION AGENT.
All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         J. Alexander's Corporation
         3401 West End Avenue
         Nashville, Tennessee 37203
         Attention:  R. Gregory Lewis
         Telecopier: (615) 269-1959


         If the Company shall fail to maintain such office or agency or shall fail to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Subscription Agent.

Any notice pursuant to this Agreement to be given by the Company or by any registered holder of any Subscription Certificate to the Subscription Agent shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Subscription Agent with the Company), as follows:


       SunTrust Bank, Nashville, N.A.
       Corporate Trust Department, Sixth Floor
       P.O. Box 305110
       Nashville, Tennessee 37230
       Attention: Donna Williams
                  Kyle Burchard
       Telecopier: (615) 748-5331


The Subscription Agent maintains a Subscription Agent Office at 424 Church Street, SunTrust Financial Center, Sixth Floor, Nashville, Tennessee 37219.

21.      SUPPLEMENTS AND AMENDMENTS.
The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any holders of Subscription Certificates in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein or in the Registration Statement, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Subscription Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the holders of the Rights in any material respect.

Any supplement or amendment of this Agreement which may not be made by the Company and the Subscription Agent without the approval of holders of Subscription Certificates pursuant to the preceding paragraph shall require the approval of the holders of Subscription Certificates entitled to purchase upon exercise thereof a majority of the Shares which may be purchased upon


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



the exercise of all outstanding Subscription Certificates at the time that such amendment or supplement is to be made. Notwithstanding the foregoing, any amendment or supplement to this Agreement which would provide for an adjustment to either (i) the number of Shares purchasable upon exercise of a Right or (ii) the exercise price for which Shares are purchasable upon exercise of a Right, in either case, in a manner not provided for in this agreement and in a manner that would have a substantial negative impact on the holders of Subscription Certificates, then such amendment or supplement shall require the consent of the holders of all Subscription Certificates.

22.      SUCCESSORS.
All the covenants and provisions of this Agreement by or for the benefit of the Company or the Subscription Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.


23.      TERMINATION.
This Agreement shall terminate at the Close of Business on the date which is fifteen (15) New York Stock Exchange trading days after the Expiration Date. Upon termination of the Agreement, the Subscription Agent shall send to the Company all canceled Subscription Certificates and related documentation as required by applicable law.


24.      GOVERNING LAW.
This Agreement and each Subscription Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be construed in accordance with the internal laws of the State of Tennessee without regard to principles of conflict of law or choice of laws of the State of Tennessee or any other jurisdiction which would cause the application of any laws other than of the State of Tennessee.

25.      BENEFITS OF THIS AGREEMENT.
Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Subscription Agent and the registered holders of the Subscription Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Subscription Agent and the registered holders of the Subscription Certificates.

26.      COUNTERPARTS.
This Agreement may be executed in a number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

27.      HEADINGS.
The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF the parties hereto have caused this Rights Agreement to be executed and delivered as of the day and year first above written.



                                   J. ALEXANDER'S CORPORATION


                                   By: /s/ R. Gregory Lewis
                                       ------------------------------------

                                         Name: R. Gregory Lewis
                                         Title: Vice President, Chief
                                                Financial Officer and
                                                Secretary


                                   SUNTRUST BANK, NASHVILLE, N.A.


                                   By: /s/ Donna Williams
                                       ------------------------------------

                                         Name: Donna Williams
                                         Title: Vice President







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